Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Statement of Additional Information and to the use of our report dated January 30, 2004, with respect to the consolidated financial statements of Security Benefit Life Insurance Company and Subsidiaries, in Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 333-111589) and the Investment Company Act of 1940 (Form N-4 No. 811-21481) of Variable Annuity Account XVII and the related Statement of Additional Information accompanying the Prospectus for the ClassicStrategies Variable Annuity.

/s/ Ernst & Young LLP

Kansas City, Missouri
September 13, 2004